EXHIBIT 99.1

Ruth’s Chris Steak House Announces Preliminary Third Quarter Sales

Orlando, Florida – September 28, 2005 - Ruth’s Chris Steak House, Inc., (Nasdaq: RUTH) announced today that restaurant sales increased 9.3% to $43.8 million for the third quarter ended September 25, 2005 versus $40.1 million for the third quarter of 2004.

During the third quarter of 2005, total company restaurant sales were driven by strong comparable restaurant sales growth and the opening of one new location, but were adversely affected by the loss of 71 hurricane-related closure days compared to 82 hurricane-related closure days in the third quarter of 2004.

Comparable restaurant sales for the third quarter of 2005, excluding the company’s New Orleans and Metairie, Louisiana locations damaged by Hurricane Katrina, increased 10.6% driven by strong entrée growth and enhanced sales mix. This comparable growth was partially offset by 13 lost operating days. The increase in comparable restaurant sales compares to an increase of 11.3% in the third quarter of 2004 which was also affected by 82 lost operating days.

The company had minimal lost operating days related to Hurricane Rita, and both the Houston, Texas and Lafayette, Louisiana restaurants are open after brief closures related to local evacuation plans. The company continues to work toward the reopening of its New Orleans area locations, which will reopen as soon as all necessary repairs can be completed.

In terms of development during the quarter, Ruth’s Chris Steak House opened one company-owned restaurant in Roseville, California and one franchised restaurant in Atlantic City, New Jersey. For the remainder of 2005, the company will open two additional company-owned locations and one franchised location. For 2006, the company expects growth to expand to 6-8 company openings and 5-7 franchise openings.

As a reminder, Ruth’s Chris will present at the RBC Capital Markets Consumer Conference today, September 28, 2005 at 3:30 p.m. ET in Orlando. The investor presentation will be webcast live from the investor relations portion of the company’s website at www.ruthschris.com.

About the Company

Founded in New Orleans by Ruth Fertel in 1965, Ruth’s Chris Steak House, Inc. is one of the largest upscale steak house companies in the U.S., as measured by the total number of company-owned and franchise-owned restaurants, with 90 locations worldwide (two of which are currently closed as a result of Hurricane Katrina). Ruth’s Chris specializes in USDA Prime grade steaks served in Ruth’s Chris signature fashion - “sizzling” and topped with seasoned butter. Information about Ruth’s Chris is available at www.ruthschris.com.

Forward-Looking Statements

Some of the statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance and expected store openings for 2005 and 2006, are forward-looking statements that involve risks and uncertainties. These statements are based upon our current beliefs and expectations. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, our ability to open restaurants at new locations, the sales at these and our other company-owned and franchised locations, our ability to successfully operate in new markets, the cost of beef, the success of our marketing initiatives, our ability to control other restaurant operating costs and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission (available at www.sec.gov). Investors should take these risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.